N-SAR Item 77H: Change in Control of Registrant

Below are the persons presumed to control Registrant’s series because such person owns more than 25% of a series based on the records of the series.

As of Nov 30th 2016

Fund	Name of Person	Ownership % of Series
Columbia Absolute Return Fund	JPMCB NA Cust For Columbia Capital Allocation Moderate Aggressive Portfolio	31.61%
Columbia Absolute Return Fund	JPMCB NA Cust For Columbia Capital Allocation Moderate Portfolio	25.43%

As of April 1st 2016

Fund	Name of Person	Ownership % of Series
Columbia Absolute Return Fund	American Enterprise Investment Svcs	27.16%